Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2004 Stock Option and Grant Plan and 2007 Stock Option and Incentive Plan of Monotype Imaging Holdings Inc. of our report dated November 20, 2006, with respect to the financial statements of Linotype GmbH, Bad Homburg, as of March 31, 2005 and 2006 and for the years then ended included in the Registration Statement (Form S-1 No. 333-140232) of Monotype Imaging Holdings Inc., filed with the Securities and Exchange Commission.

Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

Steuerberatungsgesellschaft

/s/ Klein Klein Wirtschaftsprüfer [German Public Auditor]	/s/ Schebo Schebo Wirtschaftsprüfer [German Public Auditor]

Eschborn/Frankfurt/M., Germany

July 27, 2007